UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 31, 2016

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-173569	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12100 Singletree Lane, Suite 186 Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

(612) 296-7305

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective March 31, 2016, registrant PetVivo Holdings, Inc, a Nevada corporation ("PetVivo") entered into six debt settlement agreements with creditors holding outstanding Notes, which resulted in PetVivo converting all of the $1,576,649 outstanding matured debt owed to them by PetVivo into equity in the form of common stock of PetVivo. These debt conversions included all principal, accrued interest and any other expenses relating to these Notes, including $655,919 owed to Gemini Master Fund, Ltd., $509,088 owed to St. George Investmernts LLC, $154,500 owed to Carebourn Capital, L.P., $125,892 owed to Jeanne Rudelius, $78,750 owed to Scott Johnson, and $52,500 owed to Union Capital LLC.

The foregoing conversions were all accomplished based on a conversion price of $2.00 per common share, and accordingly the Board of Directors of PetVivo has authorized the issuance of an aggregate of 788,325 shares of our common stock to be issued promptly to these six creditors in complete satisfaction of all debt obligations held by them under their respective Notes.

PetVivo regards these substantial and material debt-to-equity conversions to be a significant benefit to its current financial position and balance sheet, as well as to its future ability to finance the planned operations and projected commercial growth of its business.

Concurrent with its conversion of debt owed to Gemini Master Fund, Ltd. ("Gemini"), Gemini also exercised a Warrant held by Gemini incident to their Note. This Warrant exercise was a "cashless" transaction by Gemini, and resulted in our issuance to Gemini of an additional 97,317 shares of our common stock.

All of the foregoing securities issuances were unregistered and made by PetVivo as non-public transactions, and accordingly exempt from registration in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.02 Unregistered Sales of Equity Securities

Reference is made to the disclosures set forth in Item 1.01 of this current report, which disclosures are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: March 31, 2016	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer